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                                                                       EXHIBIT 5

                               OPINION OF COUNSEL



December 22, 1999

Geron Corporation
230 Constitution Drive
Menlo Park, CA  94025

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Geron Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 850,000 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to its 1992 Stock Option Plan and 1996 Directors' Stock Option Plan (collectively, the "Plans").

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued inaccordance with the Plans and the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

/s/ Andrea Vachss
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Andrea Vachss